Exhibit 10.10

Fixed-Term Building Lease Agreement

1	Lessor	Hiroyuki Handa
2	Lessee	PicoCELA Inc.
3	Guarantor	Hiroshi Furukawa
4	Name	Handa Building
Building	Address	1-17-1 Nihonbashi Kakigaracho, Chuo-ku, Tokyo
	Structure and Floors	Steel frame, 5 floors above ground
5	Leased Room/Area	Room 302
6	Contract Area	56.56㎡ (17.11 tsubo, calculated including the walls and toilet)
7	Purpose of Use	Office
8	Contract Period	March 19, 2024 - March 18, 2026 (2 years)
9	Type of Contract	Fixed-term lease agreement (2 years)
10	Renewal Period	－
11	Notice of Termination	3 months’ notice from the lessee
12	Monthly Rent	145,435 yen (8,500 yen per tsubo, excluding tax)
13	Monthly Common Area Fee	25,665 yen (1,500 yen per tsubo, excluding tax)
14	Security Deposit	872,610 yen (equivalent to 6 months’ rent, excluding tax)
15	Non-Refundable Deposit	None
16	Key Money	None
17	Renewal Fee	Equivalent to 1 month’s rent (excluding tax)
18	Immediate Termination Fee	Equivalent to 3 months’ rent
19	Penalty for Breach of Contract	None
20	Late Payment Penalty	Calculated at an annual rate of 14.6% (prorated daily)
21	Short-Term Breach Penalty	None
22	Start Date of Rent Payment	March 19, 2024 (same for common area fee and utilities)
23	Bank Account for Payment	Mitsubishi UFJ Bank, Yaesu Branch Account Number: Current Account No. 9016669 Account Holder: Gotoyashoji Co., Ltd.
24	Notice Period for Termination by Lessor	1 year to 6 months before the contract expiration
25	Maximum Liability Amount	1,745,220 yen
26	Registration Number	T8810496118413

Fixed-Term Building Lease Agreement Provisions

The lessor as specified in the Essential Terms (hereinafter referred to as “Party A”) and the lessee as specified in the Essential Terms (hereinafter referred to as “Party B”) hereby enter into a fixed-term building lease agreement (hereinafter referred to as “this contract”) as defined in Article 38 of the Act on Land and Building Leases, which does not provide for contract renewal.

Article 1	(Description of Leased Property)

Party A leases to Party B the room and contract area of the building specified in the Essential Terms (hereinafter referred to as “the Property”), and Party B agrees to lease the Property.

Article 2	(Purpose of Use)

Party B shall use the Property for the purpose specified in the Essential Terms, as approved by Party A, and shall not use it for any other purpose.

Article 3	(Conclusion of Fixed-Term Building Lease Agreement)

(1)	Party A and Party B shall conclude a fixed-term building lease agreement without renewal as stipulated in Article 38 of the Act on Land and Building Leases for the Property.

(2)	The provisions of this contract shall not be subject to the application of Article 26 (Contract Renewal, etc.), Article 28 (So-called Justifiable Reasons), and Article 29, Paragraph 1 (Building Leases with a Term of Less than One Year Shall Be Deemed as Contracts Without a Fixed Term) of the Act on Land and Building Leases, as well as Article 604 of the Civil Code (Contract Period Shall Not Exceed 20 Years).

Article 4	(Lease Term)

(1)	This lease agreement shall remain in effect for the period specified in the Essential Terms, and it shall terminate upon the expiration of this period without renewal. However, Party A and Party B may, by mutual agreement, conclude a new lease agreement (hereinafter referred to as “renewal contract”) starting the day after the expiration of this contract. If no renewal contract is concluded between Party A and Party B by the end of this contract’s term, this contract shall terminate, and Party B must vacate the Property and return it to Party A by the expiration date of this contract.

(2)	Party A shall notify Party B in writing that the lease will terminate due to the expiration of the term (hereinafter referred to as “termination notice”) between 1 year and 6 months before the contract expiration date.

(3)	If Party A fails to provide the termination notice as stipulated in the previous clause, Party A cannot enforce the termination against Party B. If Party A notifies Party B after the specified period, Party B may continue to lease the Property under the same conditions for 6 months from the date of the notice (hereinafter referred to as the “grace period”).

Article 5	(Termination During Lease Term)

If Party B wishes to terminate the lease during the term, they must notify Party A in writing by the specified notice period in the Essential Terms. Alternatively, Party B may pay the immediate termination fee specified in the Essential Terms for immediate termination. If Party B terminates the lease before the notice period, they must continue to pay rent and other fees during the notice period and compensate Party A for the shortfall in rent for the notice period.

Article 6	(Rent)

(1)	The rent shall be the amount specified in the Essential Terms, and Party B shall pay this amount along with the applicable consumption tax by the end of each month for the following month’s rent, using the payment method specified by Party A.

(2)	If there is a partial month during the lease term, the rent for that month shall be calculated on a pro-rata basis. (Amounts less than one yen will be rounded off.)

Article 7	(Other Fees)

(1)	The common area fee is as specified in the Essential Terms, and Party B must pay it along with consumption tax by the end of each month for the following month’s fee to Party A’s designated account. Any partial month will be prorated similarly to the rent. The common area fee includes cleaning, utility, and maintenance costs for shared areas and equipment.

(2)	Party B is responsible for the cost of electricity, heating and cooling, basic electricity charges, and other expenses for the use of the leased space, including consumption tax, and must pay them upon Party A’s request.

(3)	Party B is responsible for cleaning, waste disposal, and replacing light bulbs and fluorescent lamps in the leased space, and must obtain fire insurance.

Article 8	(Rent Adjustment)

If the rent is deemed unreasonable due to changes in public taxes, other expenses, price fluctuations, land and building prices, rent market fluctuations, or other changes in general economic conditions, the rent may be adjusted during the contract period through mutual consultation between Party A and Party B.

Article 9	(Late Payment Penalty)

If Party B fails to pay rent, common area fees, etc., by the specified due date, Party B must pay a late payment penalty calculated at the rate specified in the Essential Terms on the overdue amount.

Article 10	(Security Deposit and Refund)

(1)	Party B must deposit the security deposit specified in the Essential Terms with Party A as collateral for all obligations under this contract at the time of signing on March 18, 2020. For the renewal contract, Party B shall continue to maintain the security deposit previously deposited with Party A.

(2)	The security deposit is non-interest-bearing.

(3)	The security deposit will be refunded within 3 months after Party B vacates the property, deducting the amount specified in the Essential Terms for restoration costs if there are no outstanding obligations. If Party B vacates the property before the notice period ends, they must continue to pay rent and other fees until the end of the notice period.

(4)	If Party A cannot directly refund the security deposit to Party B, they will refund it to a legitimate representative of Party B, who must provide the necessary proof of representation.

(5)	Party B cannot demand the return of the property until the full amount of the security deposit is deposited.

(6)	If Party B defaults on rent or other obligations, Party A can apply the security deposit to the outstanding amount without notice. However, Party B cannot assert a set-off claim using the security deposit during the contract period.

(7)	If the security deposit is applied, Party B must replenish the shortfall within 7 days of receiving notice from Party A.

(8)	If a third party other than Party B claims rights over the security deposit or if the security deposit is subject to provisional seizure or seizure, Party A will handle the matter based on their legal judgment, and Party B cannot object to this.

Article 11	(Prohibition of Assignment of Security Deposit)

Party B cannot assign, pledge, or use the right to claim the return of the security deposit as collateral.

Article 12	(Prohibited Activities)

Party B must not engage in the following activities:

(1)	Transfer the lease rights or sublease the property, or allow third parties to use the property, regardless of the name under which it is used.

(2)	Use the property for residential purposes or similar activities.

(3)	Allow third parties to cohabit in the property or display names other than Party B’s without Party A’s consent.

(4)	Engage in activities that cause inconvenience or damage to neighbors or other tenants, or damage the building, whether inside the property or in common areas.

(5)	Bring or store hazardous materials, explosives, or other dangerous items in the building.

(6)	Bring in or keep animals in the building.

(7)	Place items in common areas (entrance, stairs, etc.) without Party A’s permission.

(8)	Change or add locks or install security equipment in the leased space without Party A’s consent.

Article 13	(Alterations and Repairs)

(1)	Party B must not make any alterations or repairs to the property without Party A’s consent, including repairs, interior modifications, new installations, or changes to partitions, fixtures, electrical or plumbing installations, heavy equipment installations, signage, advertisements, or other similar items. This also applies to exterior facilities and structural alterations to the building made at Party B’s request.

(2)	If such alterations are necessary, Party B must submit a written request to Party A in advance and carry out the work through a contractor designated by Party A at Party B’s expense.

(3)	Any fixtures added by Party B will remain their property, and they are responsible for any associated public taxes.

Article 14	(Responsibility for Repair Costs)

(1)	Party A is obligated to perform necessary repairs to maintain and preserve the building’s structure and related facilities.

(2)	Repairs within the Property to the walls, ceiling, floors, etc., caused by Party B’s intentional or negligent actions shall generally be borne by Party B.

(3)	When repairs are necessary as outlined in the preceding two clauses, Party B is obligated to promptly notify Party A, and even if the repair costs are to be borne by Party B, the repairs shall be carried out through consultation between Party A and Party B.

Article 15	(Compensation for Damage)

(1)	If damage is caused to the Property, its facilities, third parties, other tenants, or common areas owned by Party A due to the intentional or negligent actions of Party B, their agents, employees, contractors, or other related parties, Party B must immediately notify Party A and fully compensate for all damages.

(2)	If the glass or other parts of the Property are damaged for reasons not attributable to Party A, the repair costs shall be borne by Party B.

Article 16	(Exemption from Liability)

Party A and Party B shall not be liable to each other for damages incurred due to reasons beyond their control, such as fire, earthquake, flood, theft, incidents, or other force majeure, or due to the failure or accident of electrical, plumbing, gas, or communication equipment that is not attributable to either Party A or Party B. However, this exemption does not apply to damages caused by the intentional or negligent actions of Party A, Party B, or their respective agents, employees, contractors, or other related parties.

Article 17	(Rent Reduction and Contract Termination Due to Partial Loss)

(1)	If part of the Property becomes unusable due to loss or other reasons not attributable to Party B, Party A and Party B shall consult to determine whether to reduce the rent, the extent of such reduction, the period of reduction, and any alternative methods of compensation. If the rent is reduced, it shall be in proportion to the unusable portion of the Property.

(2)	If all or part of the Property is lost or damaged to the extent that the purpose of this contract cannot be fulfilled, either Party A or Party B may terminate this contract by notifying the other party in writing. In such cases, neither Party A nor Party B shall be liable for any damages incurred by the other party, and the return of the security deposit and the settlement of debts shall be determined through consultation between Party A and Party B. However, if the inability to fulfill the contract’s purpose is due to the fault of either Party A or Party B, the responsible party must compensate the other for any damages.

Article 18	(Entry and Inspection)

(1)	Party A or Party A’s employees may enter the Property to inspect and take appropriate measures for building maintenance, sanitation, security, fire prevention, rescue, or other necessary management purposes, provided that Party A notifies Party B in advance. However, in cases of emergency where prior notification is not possible, Party A shall notify Party B as soon as possible afterward.

(2)	In the event of such inspections, Party B must cooperate with Party A’s measures. Party A shall not be liable for any decrease in services, temporary suspension, or restrictions on the use of common areas or the leased space resulting from these inspections or repairs.

Article 19	(Changes to Representative or Business Name)

If Party B intends to change their representative (including directors, branch managers, or other individuals legally or factually responsible for using or managing the Property) or their business name or business activities, they must notify Party A in advance in writing and seek Party A’s approval. Party A may terminate this contract if the change is likely to significantly damage the credibility of the lease agreement.

Article 20	(Contract Termination)

If Party B falls under any of the following circumstances and fails to respond to Party A’s demand within a specified period, Party A may immediately terminate this contract. In such cases, Party A may claim compensation from Party B for any damages incurred.

(1)	If Party B fails to fulfill their payment obligations under Article 6 or Article 7 for more than two months.

(2)	If Party B uses the Property for purposes other than those specified in Article 2.

(3)	If Party B violates the provisions of Article 11 or Article 12.

(4)	If Party B undergoes dissolution, bankruptcy, provisional seizure, seizure, compulsory execution, corporate reorganization, or civil rehabilitation, or if a resolution, declaration, or similar event occurs. If Party B dies, or if guardianship, curatorship, or assistance is initiated, or if other similar events occur.

(5)	If the Property is used as a gathering place for organized crime groups, or if gambling, illegal betting, prostitution, drug use, or other illegal activities are conducted.

(6)	If there are significant events that severely damage credibility.

Article 21	(Vacating and Restoration of the Property)

When this contract ends due to the expiration of the term or termination, Party B must vacate the Property without delay and in accordance with the following provisions:

(1)	Party B shall cease all use of the Property. If used, Party A may cut off the supply of electricity, gas, water, and other utilities to the leased space.

(2)	Party B must remove all of their furniture, fixtures, partitions, etc., and, at Party B’s expense and through a contractor designated by Party A, replace all floor tiles and carpets, repaint all walls and ceilings, repair any damage, and clean the interior before the end of the contract term. If Party B fails to remove their fixtures and equipment within the term, Party B shall be deemed to have abandoned ownership of these items, and Party A may dispose of them at their discretion. Party B cannot claim damages from Party A for any losses incurred due to such disposal, but Party B shall bear the costs incurred by Party A for disposal.

(3)	Party B must restore any alterations made to the Property, including those specified in Article 13, Paragraph 1, and remove any of Party B’s property fixed to the building’s structure or facilities, restoring the Property to its original condition before the end of the contract term. This work shall be carried out by Party A or a contractor designated by Party A, and the costs shall be borne by Party B.

(4)	If Party A and Party B agree that the restoration work will be replaced by leaving the Property as is, or if the removal of Party B’s property would cause significant damage or adversely affect the building’s structure or facilities, Party B shall transfer ownership of the property in question to Party A at no cost.

(5)	Party B shall not be entitled to any compensation or claims against Party A for goodwill, relocation expenses, tenant improvement costs, or any other expenses incurred by Party B, regardless of the reason or name.

(6)	If Party B delays vacating the Property, Party B shall pay Party A double the rent and common area fees, including applicable consumption tax and other expenses, for the period from the end of the contract until the vacating is completed. Party B must also compensate Party A for any damages incurred due to the delay.

Article 22	(Building Regulations)

If Party A establishes building regulations for management purposes, Party B must comply with them.

Article 23	(Approval Method)

All approvals related to this contract must be in writing to be effective.

Article 24	(Joint Guarantor)

(1)	The joint guarantor (hereinafter referred to as “Party C”) shall be jointly liable with Party B for all obligations under this contract.

(2)	If this contract is renewed, Party C’s obligations shall continue unless otherwise agreed in writing between Party A and Party B.

(3)	If Party C is an individual, their liability shall be limited to a maximum amount of 1,745,220 yen.

(4)	The principal debt of Party C shall become fixed in the following cases:

1	When Party A applies for compulsory execution or enforcement of a security interest on Party C’s property for claims arising from Party B’s obligations under this contract, provided that the proceedings have begun.

2	When Party C is declared bankrupt.

3	When Party B or Party C dies.

(5)	If the circumstances outlined in the previous item occur, or if Party C loses the ability or financial resources to fulfill their obligations as a joint guarantor, or if they undergo dissolution or bankruptcy, Party B must immediately notify Party A and secure a new joint guarantor approved by Party A.

(6)	The new joint guarantor who concludes a joint guarantee contract with Party A shall bear the obligations outlined in the first item of this Article.

(7)	If requested by Party C (if Party C is an individual), Party A must promptly provide information on the payment status of rent, common area fees, and any overdue amounts, as well as the total amount of Party B’s obligations, including damages.

(8)	Prior to the conclusion of this contract, Party B must confirm to Party A that they have provided Party C with information on the following:

1	Party B’s financial situation and income/expenditure status.

2	The existence and amount of any other obligations borne by Party B, apart from those arising from this contract, as well as the status of their performance.

3	If there are other securities or guarantees provided or intended to be provided for Party B’s obligations under this contract, Party B must disclose this information to Party C.

Article 25	(Exclusion of Antisocial Forces)

(1)	Party A, Party B, and Party C each assure the other parties of the following:

(i)	That they themselves are not a member of any antisocial forces such as organized crime groups, companies affiliated with organized crime groups, corporate racketeers, groups engaging in social or political extortion, or special intelligence violence groups, or any equivalent organization or member thereof (collectively referred to as “Antisocial Forces”).

(ii)	That their officers (including employees executing business operations, directors, executive officers, or equivalent persons) are not members of Antisocial Forces.

(iii)	That they are not using their name to enter into this contract on behalf of Antisocial Forces.

(2)	Party A, Party B, and Party C each assure the other parties that they will not engage in the following acts, either by themselves or through a third party:

(i)	Acts of threatening behavior or violence against the other party.

(ii)	Acts of interfering with the other party’s business or damaging their credibility through fraudulent means or force.

(iii)	Unreasonable demands beyond legal responsibility.

(iv)	Any other acts equivalent to the above.

(3)	If any party (including their officers) is found to fall under any of the categories specified in the previous two clauses, or if it is discovered that a false declaration was made regarding the representations and assurances based on these clauses, the contract shall be terminated on the date specified in a written notice of termination received from the other party.

(4)	The party receiving the termination notice under the previous clause shall not make any claims for damages arising from the termination of this contract. However, this does not preclude claims for damages by the other party.

(5)	If this contract is terminated under the provisions of Clause 3, the contract shall lose its effect from that point forward, and Party A and Party B shall promptly return any property and repay any debts to the other party.

(6)	Party B assures Party A that neither they nor any third party will use the Property as an office or activity base for Antisocial Forces.

(7)	Party B shall not, under any circumstances, transfer or sublease the tenancy rights of the Property, either in whole or in part, to Antisocial Forces, whether nominally or substantively.

Article 26	(Matters Not Covered by the Contract)

In the event of any doubt regarding the interpretation or application of this contract’s provisions, or in the case of matters not covered by this contract, Party A and Party B shall consult with each other in good faith and resolve the issue in accordance with relevant laws and customary practices.

Article 27	(Jurisdiction)

In the event of any legal disputes between Party A and Party B, the parties agree that the court with jurisdiction over Party A’s address or the location of the Property shall be the agreed-upon court of jurisdiction.

Article 28	(Special Provisions)

(1)	Bank transfer fees, as well as consumption tax related to rent, common area fees, and depreciation costs, shall be borne by Party B. If the consumption tax rate changes, the amount of consumption tax shall be adjusted accordingly.

(2)	Party B shall obtain fire insurance and submit a copy of the insurance policy to Party A. (This includes fire insurance for fixtures, furniture, equipment, and other movable property in the leased space, as well as facility liability insurance and tenant liability insurance for the use and management of the leased space.)

(3)	Party B acknowledges in advance that the use of gas within the Property and the use of gas water heaters installed in the rooms are prohibited.

(4)	Party A acknowledges that Party B will continue to use the blinds left by the previous tenant. However, Party B shall be responsible for maintaining these items during their tenancy. Party B shall not be obligated to restore the blinds to their original condition upon the termination of this contract.

(5)	Party A agrees in advance to remove the joint guarantor appointed under Article 24 of this contract if Party B is listed on the Tokyo Stock Exchange during a listing examination. However, if Party B does not go public, this provision shall become invalid, and Article 24 of this contract shall remain in effect.

This contract has been executed in two copies, with each party retaining one copy signed and sealed by both Party A and Party B as evidence of the contract’s establishment.

February 14, 2024

Lessor (Party A):

2607, 4-1-1 Taihei, Sumida-ku, Tokyo, Japan

/s/ Hiroyuki Handa (Seal)

Lessee (Party B):

4th Floor, SANOS Nihonbashi

2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo, 103-0013

PicoCELA Inc.

Representative Director: Hiroshi Furukawa (Company chop)

Joint Guarantor (Party C):

102, 1-20-26 Sengoku, Bunkyo-ku, Tokyo, Japan**

/s/ Hiroshi Furukawa (Seal)

Witness:

License Number: Tokyo (15) No. 19367

1-14-9 Kyobashi, Chuo-ku, Tokyo

Gotoyashoji Co., Ltd.

Representative Director: Tomonori Waki (Company chop)

Real Estate Agent:

License Number: (Tokyo) No. 281403

Hideyoshi Suzuki (Seal)

Note: This contract also serves as the document specified in Article 37 of the Act on Real Estate Transactions.